REP. No. 50,761 COLLECTION NO. 23,263

TRANSFER OF SHARES IN A LIMITED LIABILITY COMPANY

ITALIAN REPUBLIC

In the year two thousand and twenty-five, on the fourteenth day of October

OCTOBER 14, 2025

In Città di Castello, in my office.

Before me, Dr. MARCO FANFANI, Notary in Città di Castello, with office in Piazza Garibaldi 2, registered with the Notarial Association of Perugia, the following parties are present:

TRANSFEROR

1) “Ulixe Holding GmbH,” a company incorporated under Swiss law with registered office in Lugano, Corso El-vezia 16, FUSC (Swiss Official Gazette of Commerce) no. 54, page/ID 1006286263, Italian tax code 94195970549, with registered office in Italy in Poggi-bonsi, Largo Usilia 16, represented by the special attorney Ing. Vito Di Somma, born in Mugnano del Cardinale on August 22, 1960, domiciled for the purpose of this office at the above registered office, authorized to enter into this deed by virtue of a special power of attorney authenticated by the signature of Notary Francesco Galli of Lugano on October 9, 2025, Rep. 3.020, duly bearing an ‘apostille’, the original of which is attached to this deed under the letter “A”, the reading of which is omitted by express dispensation given to me, the Notary, by the appearing party, power of attorney conferred by the Chairman of the Board of Directors-legal representative of the principal company, Mr. Cap-pelli Franco, born in Siena on March 10, 1967, domiciled for the purpose of his office at the registered office above, authorized to enter into this deed and to confer the power of attorney as attached above under “A” by virtue of a resolution of the Board of Directors dated October 9, 2025, shown to me, the Notary;

TRANSFEREE

2) “WARPSPEED ITALIA SRL,” a single-member company based in Milan, Via Santa Maria Segreta 6, share capital Euro 10,000 (ten thousand) fully paid up, registered under no. MI-2778274 REA at the Chamber of Commerce of Milan Monza Brianza and Lodi, tax code - VAT number 14374840966, represented by the Sole Director and Legal Representative, Mr. Vito DI SOMMA, as described above, domiciled for the purposes of this office at the registered office indicated above, authorized by this deed, also for the purposes referred to in Article 2475-ter, by virtue of the resolution of the shareholders’ meeting dated October 13, 2025, presented to me, the Notary.

The aforementioned appearing party, an Italian citizen, whose personal identity I, the Notary, am certain of, requests me to receive in my deeds the present deed by which the same appearing party, in the respective capacities indicated, declares, agrees, and stipulates as follows.

ARTICLE 1

The company “Ulixe Holding GmbH,” as represented above, transfers and conveys to “WARPSPEED ITALIA SRL,” which, likewise represented above, accepts and acquires, the full and exclusive ownership of its share with a nominal value of Euro 100,000 (one hundred thousand) shares in the share capital of “ULIXE ITALY S.R.L.”, with registered office in Poggibonsi, Largo Usilia 16, registered under no. SI-214139 REA at the Chamber of Commerce of Arezzo-Siena, share capital Euro 100,000 (one hundred thousand) fully paid up, tax code coinciding with the registration number in the Register of Companies and VAT number 06938080485, equal to 100% (one hundred percent) of the share capital itself.

Registered in Perugia on 10/15/2025 under no. 24131 series 1T Euro 200.00

ARTICLE 2

The price of the sale referred to in Article 1 above is agreed at €3,150,000 (three million one hundred and fifty thousand), which must be paid in accordance with the law and in compliance with anti-money laundering regulations, by the transferee company to the transferor company in three (3) annual installments, without interest, as follows:

* first installment of €1,150,000 (one million one hundred fifty thousand) due on December 31, 2025 (two thousand twenty-five);

* second installment of €1,000,000 (one million) due on December 31, 2026 (two thousand twenty-six);

* third installment of €1,000,000 (one million) due on December 31, 2027 (two thousand twenty-seven).

The presentation of the bank transfer documentation shall serve as payment receipt.

The parties, as represented above, declare that they have agreed on the above price in consideration of the financial position of the Company whose shares are being sold, as shown in the accounting records examined by them.

ARTICLE 3

The transferring company, as represented above, guarantees that the transferred share is the exclusive property and freely available to the transferring company itself, free from encumbrances, attachments, seizures, and other prejudicial constraints of any kind.

ARTICLE 4

As a result of the above transfer, the share capital of “ULIXE ITALY S.R.L.”, amounting to €100,000 (one hundred thousand), is wholly owned by the company “WARPSPEED ITALIA SRL”.

I, the Notary, am delegated to carry out the publicity referred to in Article 2470 of the Italian Civil Code.

ARTICLE 5

The costs and taxes associated with the transfer of shares referred to above shall be borne by the transferee company.

As requested, I, the Notary, have drawn up this deed, which I have read to the appearing party, who declares that they approve it and, together with me, the Notary, signs it at 4:15 p.m.

Typed in part by a person I trust and written in part in my own hand, this deed consists of one sheet of paper, occupying three pages, and thus concludes the present document.

SIGNED: VITO DI SOMMA

    (L.S.) MARCO FANFANI NOTARY